Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries included in our consolidated financial statements and the state or country of incorporation of each:

Company Name	State or Country of Incorporation
GATX Terminals Overseas Holding Corporation (1)	Delaware
GATX Global Finance B.V. (1)	Netherlands
GATX Global Holding GmbH (1)	Switzerland
GATX Rail Austria GmbH (1)	Austria
GATX Beteiligungs GmbH (1)	Germany
GATX Rail Germany GmbH (1)(2)	Germany
GATX Rail Poland Sp. z o.o. (1)(2)	Poland
GATX International Limited (1)(2)	United Kingdom
GATX Canada Holdings, Inc. (1)	Canada
GATX Rail Canada Corporation (1)	Canada
General American Transportation Holding Corp	Delaware
Grupo GATX de Mexico, Inc	Delaware
GATX de Mexico, Inc	Delaware
GATX Third Aircraft LLC (1)(3)	Delaware
American Steamship Company (4)	New York
GATX Asia Investments Private Limited (5)	Singapore
GATX Rail Locomotive Group, LLC	Delaware
GATX Rail Funding II, LLC (1)	Delaware
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(1) Company is a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.
(2) Company includes one foreign subsidiary.
(3) Company includes two domestic subsidiaries and six foreign subsidiaries.
(4) Company includes 14 domestic subsidiaries.
(5) Company includes seven foreign subsidiaries.

Certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.